Exhibit 99.3

LUMINAR TECHNOLOGIES, INC.

NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
Unless otherwise defined herein, the terms defined in the Luminar Technologies, Inc. (the “Company”) Amended and Restated 2020 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Performance-Based Restricted Stock Unit Award (the “Notice”), except to the extent defined in that certain employment agreement by and between the Company and Paul Ricci, dated May 26, 2025 (the “Employment Agreement”), in which case the meaning ascribed to such term in the Employment Agreement will apply.
This Award is not being made pursuant to the terms of the Plan, but shall be subject to the terms of the Plan as if granted as an award of Restricted Stock Units thereunder and such terms shall be deemed incorporated herein by reference and made a part of this inducement grant, except as provided above, and except for: Section 2(g) such that “Cause” shall be determined in accordance with the Employment Agreement; the effective date under Section 2(p) which instead shall be the Grant Date; Section 3 including the number of Shares reserved which instead shall be the total number of Shares subject to this Award; Sections 12 and 18; and the requirements to obtain stockholder approval under Sections 20, 21(b), and 24 except as required by applicable law. This Award is instead being made pursuant to Nasdaq Listing Rule 5635(c)(4) in connection with Participant’s commencement of service as Chief Executive Officer of the Company.
Name:    Paul Ricci
Address:    Via Electronic Mail
You (you or “Participant”) have been granted an award, referred to as the Standard Equity Award in the Employment Agreement, consisting of performance-based Restricted Stock Units (“PSUs”) subject to the terms and conditions of the Plan, this Notice and the attached Award Agreement.

Target Number of PSUs:	820,379
Grant Date:	July 28, 2025
Performance Period:	July 28, 2025 – July 28, 2030
Expiration Date:	The date on which settlement of all PSUs granted hereunder occurs, subject to earlier expiration in accordance with the terms of this Notice and the Award Agreement.

Vesting Schedule:

1.PSU Vesting in General.
a.Subject to the limitations set forth in this Notice, the Plan and the Award Agreement, the PSUs will vest in accordance with the terms set forth below. The actual number of PSUs that vest, if any, may be lower than the Target Number of PSUs set forth above depending on the extent to which the PSUs vest pursuant to the performance-based vesting condition and other conditions set forth in this Notice and the Award Agreement.
b.As detailed in the table below, the PSUs are divided into three (3) tranches (each, a “Tranche” and numbered as set forth in the table below), with each Tranche representing 1/3rd of the Target Number of PSUs. A Tranche will vest upon both (i) the achievement of the market capitalization goal of the Company set forth opposite the applicable Tranche in the table below (each, a “Market Cap Milestone”), during the Performance Period, and (ii) the satisfaction of the Service Condition (as defined further below). The date during the Performance Period on which achievement of the Market Cap Milestone applicable to a Tranche occurs, as certified by the Administrator, is referred to as an “Achievement Date.”

Tranche	Portion of Target Number of PSUs Subject to Tranche	Target Number of PSUs Subject to Tranche	Market Cap Milestone
1	1/3	273,459	Ninety-Day Average Market Cap (as defined further below) equals at least 178.04% of Grant Date Market Cap (as defined further below)
2	1/3	273,460	Ninety-Day Average Market Cap equals at least 237.39% of Grant Date Market Cap
3	1/3	273,460	Ninety-Day Average Market Cap equals at least 296.74% of Grant Date Market Cap
Total		820,379
c.Each of the Tranches set forth in the table shall only be determined to be earned once the Market Cap Milestone for a such Tranche is achieved (with no interpolation between Tranches). However, in the event of a Change in Control, to the extent that, based on the Change in Control Market Cap (as defined further below), the Market Cap Milestone for at least Tranche 1 will be achieved but Tranche 2 and/or Tranche 3 will not be achieved, then linear interpolation will be used between Tranches 1 and 2 or Tranches 2 and 3, as applicable, to determine additional PSUs under a Tranche for which the Market Cap Milestone is partially but not fully earned. To the extent that a Market Cap Milestone for a particular Tranche is achieved during the Performance Period, any unearned PSUs shall remain outstanding and eligible to become earned in the event that the Market Cap Milestone for a higher Tranche is achieved during the Performance Period. Participant shall immediately forfeit any and all PSUs that do not become vested prior to the expiration of the Performance Period. Any PSUs that are not earned in a Change in Control will be eligible to vest following the Change in Control, subject to Participant remaining a Service Provider through the last day of the Performance Period (or as otherwise provided in the Employment Agreement).

2.Grant Date Market Cap. “Grant Date Market Cap” is equal to $157,981,634 (calculated as of June 6, 2025).
3.Ninety-Day Average Market Cap. “Ninety-Day Average Market Cap,” as of any Achievement Date, is determined as follows:
a.A “trading day” refers to a day on which the primary stock exchange or national market system on which the Shares are traded (e.g., the Nasdaq) is open for trading;
b.The Company’s daily market capitalization for a particular trading day is equal to the product of (i) the total number of outstanding shares of the Company’s Class A and Class B common stock as of the close of such trading day, as reported by the Company’s transfer agent, and (ii) the closing sales price per Share as of the close of such trading day, as reported by the Nasdaq (or other reliable source selected by the Administrator if Nasdaq is not reporting a closing sales price for that day) (such product, the “Daily Market Cap”); and
c.The “Ninety-Day Average Market Cap” is equal to (i) the sum of the Daily Market Cap of the Company for each trading day during the trailing, consecutive, ninety (90) day period ending with (and inclusive of) such Achievement Date, divided by (ii) the number of trading days during such period.
4.Determination by the Administrator. The Administrator shall, periodically, assess whether the Market Cap Milestones have been achieved and the Administrator shall do so after each trading day whenever the Market Cap Milestones reasonably could be expected to be achieved based on the closing prices during the Performance Period. The Administrator in good faith shall promptly approve and certify in writing that the requisite Market Cap Milestone for an applicable Tranche has been achieved (a “Certification”). For purposes of clarity, more than one Market Cap Milestone may be achieved simultaneously upon a Certification. In addition, Participant will be permitted to request a Certification (not to exceed one such Certification per fiscal quarter of the Company), and the Administrator will complete a Certification no later than forty-five (45) days following receipt of such request (in writing) by Participant of such Certification. Further, in the event of a Covered Termination, the Administrator will complete a Certification no later than ten (10) days prior to the Release Deadline.
5.Service Condition. The vesting of any earned PSUs shall be conditioned on the service requirements (the “Service Condition”) set forth in this paragraph. If the Market Cap Milestone for any Tranche is achieved, such Tranche shall vest subject to Participant’s continued status as a Service Provider through the date of Certification of such achievement by the Administrator or as otherwise provided in the Employment Agreement. If Participant’s continued status as a Service Provider is terminated for any reason, any unvested PSUs shall immediately expire and be forfeited, regardless of whether the Market Cap Milestone for such PSUs has been achieved, except as otherwise set forth in the Employment Agreement.
6.Change in Control. Notwithstanding anything to the contrary in this Notice the Award Agreement, in the event of a Change in Control, the Market Cap Milestones shall be measured as of the effective time of the Change in Control (with such date being considered an Achievement Date for purposes of this Notice) based on the product of (A) the total number of outstanding shares of the Company’s Class A and Class B common stock immediately prior to the effective time of such Change in Control, as reported by the Company’s transfer agent, and (B) the per Share price (plus the per Share value of any other consideration) received by the Company’s stockholders in the Change in Control (with such value determined in good faith by the

Administrator in its sole discretion) (the “Change in Control Market Cap”), and any Tranche of PSUs that remains unearned as of immediately prior to the effective time of the Change in Control shall become earned to the extent that the Change in Control Market Cap equals or exceeds the applicable percentage of the Grant Date Market Cap for such Tranche as set forth in the table in Section 1 of this Notice above (including after giving effect to any linear interpolation specified in Section 1.c. above) and subject to Participant’s continued status as a Service Provider; provided that, for the avoidance of doubt, any Tranche of PSUs that is earned and remains unvested as of immediately prior to a Change in Control shall remain earned to the extent of its achievement in accordance with Section 1 of this Notice above, and shall not be measured based on the Change in Control Market Cap. Any PSUs that remain unearned as of immediately prior to the effective time of the Change in Control shall be assumed or, with Participant’s written consent, treated in such other manner as provided in Section 14 of the Plan. This Award of PSUs will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of the Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor or its parent, the Administrator may, with the consent of the successor, provide for the consideration to be received upon the payout of the PSUs, for each Share subject to the Award, to be solely common stock of the successor or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control. This Award of PSUs will not be considered assumed if the Company or its successor modifies any of the performance goals applicable to the Award without Participant’s consent; provided, however, that a modification to such performance goals only to reflect the successor’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
You understand that your employment with the Company is subject to your Employment Agreement. You acknowledge that the vesting of the PSUs pursuant to this Notice is earned only by continuing service as a Service Provider of the Company, except as otherwise expressly provided herein. You also understand that this Notice is subject to the terms and conditions of both the Award Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Award Agreement and the Plan.

PARTICIPANT:	LUMINAR TECHNOLOGIES, INC.
Signature:	By:
Print Name: Paul Ricci	Its:

LUMINAR TECHNOLOGIES, INC.
AWARD AGREEMENT
PERFORMANCE-BASED RESTRICTED STOCK UNITS
Unless otherwise defined herein, the terms defined in the Luminar Technologies, Inc. (the “Company”) Amended and Restated 2020 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement (Performance Restricted Stock Units) (the “Agreement”), except to the extent defined in that certain employment agreement by and between the Company and Paul Ricci, dated May 26, 2025 (the “Employment Agreement”), in which case the meaning ascribed to such term in the Employment Agreement will apply.
This Award is not being made pursuant to the terms of the Plan, but shall be subject to the terms of the Plan as if as an Award of Restricted Stock Units granted thereunder and such terms shall be deemed incorporated herein by reference and made a part of this inducement grant, except as provided above, and except for: Section 2(g) such that “Cause” shall be determined in accordance with the Employment Agreement; the effective date under Section 2(p) which instead shall be the Grant Date; Section 3 including the number of Shares reserved which instead shall be the total number of Shares subject to this Award; Sections 12 and 18; and the requirements to obtain stockholder approval under Sections 20, 21(b), and 24 except as required by applicable law. This Award is instead being made pursuant to Nasdaq Listing Rule 5635(c)(4) in connection with Participant’s commencement of service as Chief Executive Officer of the Company.
You have been granted performance-based Restricted Stock Units (“PSUs”) subject to the terms, restrictions and conditions of the Plan (except as provided above), the Notice of Performance-Based Restricted Stock Unit Award (the “Notice”) and this Agreement.
1.Vesting of PSUs. Subject to Participant’s continued status as a Service Provider and the terms of this Agreement, the PSUs shall be eligible to be earned and vest in such amounts and at such times as are set forth the Notice and this Agreement. Participant shall immediately forfeit any and all PSUs for which an Achievement Date has not occurred prior to the expiration of the Performance Period.
2.Settlement. Participant’s earned and vested PSUs (if any) shall be distributed in Shares (either in book-entry form or otherwise) as soon as administratively practicable following the vesting of the applicable PSU pursuant to this Agreement and, in any event, within sixty (60) days following such vesting (or in the case of any vesting that occurs after a Covered Termination, as defined in the Employment Agreement, within sixty (60) days following such Covered Termination, subject to Section 5(c) of the Employment Agreement) (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A). Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of PSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section if such delay will result in the PSUs becoming subject to or in a violation of Section 409A. All distributions made in Shares shall be made by the Company in the form of whole Shares.
3.Adjustment upon Corporate Transactions. The PSUs shall be subject to adjustment and modification as provided in Section 14(a) of the Plan in the event of capitalization adjustments of the Company or corporate transactions involving the Company, or in the event of a Change in Control, as provided in the Notice.

4.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested PSUs, Participant shall have no ownership of the Shares allocated to the PSUs and shall have no right to dividends or to vote such Shares.
5.Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.
6.No Transfer. The PSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.
7.Termination of Status as Service Provider. Except as otherwise set forth in the Notice or the Employment Agreement, if Participant ceases to be a Service Provider due to a termination for any reason, all unvested PSUs shall be forfeited to the Company forthwith, and all rights of Participant to such PSUs shall immediately terminate. In case of any dispute as to whether a termination as a Service Provider has occurred, the Administrator shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.
8.U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon settlement of the PSUs or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax advisor regarding Participant’s tax obligations prior to such settlement or disposition. Upon vesting of the PSU, Participant will include in income the Fair Market Value of the Shares subject to the PSUs. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company when required by Applicable Law. Further, PSUs may be considered a deferral of compensation that may be subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this PSU with respect to distribution of any deferred compensation. Participant acknowledges that he should consult his personal tax advisor for more information on the actual and potential tax consequences of this Award.
Notwithstanding anything to the contrary in the Plan or this Agreement, tax withholding obligations for the PSUs will be satisfied either by net settlement, whereby a requisite number of Shares otherwise deliverable upon vesting are withheld by the Company sufficient to satisfy such tax withholding obligations, or by a sell to cover, whereby a requisite number of Shares are sold in the market upon vesting and/or settlement (whether broker-assisted or otherwise) sufficient to satisfy such tax withholding obligations.

9.Administrator Discretion. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the PSUs is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Code Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated PSUs will result in the imposition of additional tax under Code Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated PSUs will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the PSUs will be settled in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Code Section 409A so that none of the PSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or compliant with Code Section 409A.
10.Acknowledgement. The Company and Participant agree that the Award is granted under and governed by the Notice, this Agreement and by the applicable provisions of the Employment

Agreement and the Plan (each as incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the PSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
11.Entire Agreement; Enforcement of Rights. This Agreement, the Employment Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the acquisition of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
12.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
13.Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
14.Recoupment. This Agreement is subject to the terms and conditions of the Luminar Technologies, Inc. Amended and Restated Clawback Policy, effective August 24, 2023, as it may be amended from time to time, and any of the Company’s other applicable recoupment or clawback policies (as previously adopted, and as may be amended or restated from time to time). No policy described in the preceding sentence may discriminate against Participant except to the limited extent required by Applicable Law. Notwithstanding the foregoing, the Company may, in its sole discretion, implement any recoupment or clawback policies that do not discriminate against Participant or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable to the limited extent required to comply with Applicable Law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act).
15.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.
By your signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that this PSU is governed by the terms and conditions of the Plan (as if granted thereunder), the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.
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